UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

SAGIMET BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41742	20-5991472
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sagimet Biosciences Inc.

950 Tower Lane, Suite 1500,

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 561-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Series A Common Stock, $0.0001 par value per share	SGMT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2026, Sagimet Biosciences Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, TD Securities (USA) LLC and Guggenheim Securities, LLC as representatives of the several underwriters named therein (the “Underwriters”) relating to an underwritten offering of (i) 8,750,010 shares (the “Shares”) of the Company’s Series A common stock, par value $0.0001 per share (the “Common Stock”), at an offering price of $10.00 per share, and (ii) pre-funded warrants to purchase up to 2,750,010 shares of Common Stock (the “Pre-Funded Warrants”), at an offering price of $9.9999 per share issuable upon exercise of the Pre-Funded Warrants, which represents the per share offering price for the shares of Common Stock less the $0.0001 per share exercise price for each such Pre-Funded Warrant (the “Offering”). The Offering is expected to close on October 1, 2026, subject to the satisfaction of customary closing conditions. All of the Shares and Pre-Funded Warrants in the Offering are being sold by the Company.

The net proceeds to the Company from the Offering are expected to be $107.5 million, after deducting underwriting discounts and commissions. The Company intends to use the net proceeds from this offering, together with its existing cash, cash equivalents and marketable securities, to fund a Phase 3 clinical trial for denifanstat in acne, pre-launch activities for denifanstat, TVB-3567 through Phase 2 topline results, advancement of its topical formulation FASN inhibitor program to IND submission and for general corporate purposes, including additional clinical development, working capital and operating expenses.

The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.0001 and may be exercised at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

Leerink Partners LLC, TD Securities (USA) LLC, Guggenheim Securities, LLC and Oppenheimer & Co. Inc. acted as joint book-running managers for the Offering. Canaccord Genuity LLC, H.C. Wainwright & Co., LLC, JonesTrading Institutional Services LLC and Clear Street LLC acted as co-lead managers for the Offering.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-281582), filed with the Securities and Exchange Commission on August 15, 2024 and declared effective on August 26, 2024.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to the Underwriting Agreement and Form of Pre-Funded Warrant that are filed as Exhibit 1.1 and Exhibit 4.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. A copy of the legal opinion and consent of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares and the Pre-Funded Warrants in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

1.1	Underwriting Agreement, dated September 30, 2026, by and among the Company and Leerink Partners LLC, TD Securities (USA) LLC and Guggenheim Securities, LLC

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sagimet Biosciences Inc.

Date: September 30, 2026	By:	/s/ David Happel
David Happel
Chief Executive Officer